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                                                                     EXHIBIT 5.1

                   [Letterhead of Holme Roberts & Owen, LLP]

March 2, 1998

Board of Directors
United International Holdings, Inc.
4643 South Ulster Street, #1300
Denver, Colorado 80237

Re:  United International Holdings, Inc.
     Registration Statement on Form S-4

Ladies and Gentlemen:

As counsel for United International Holdings, Inc., a Delaware corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Registration Statement"), that the Company is filing with respect to the offer to exchange 10 3/4% Senior Secured Discount Notes due 2008, Series B (the "New Notes") for all outstanding 10 3/4% Senior Secured Discount Notes due 2008, Series A (the "Old Notes").

We have examined the Company's Certificate of Incorporation, as amended, By-laws and the record of its corporate proceedings and have made such other investigation as we have deemed necessary in order to express the opinion set forth below.

Based on such investigation, it is our opinion that the New Notes, when exchanged for the Old Notes, will be legally issued and will constitute binding obligations of the Company.

We hereby consent to all references to us in the Registration Statement and all amendments to the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement.

HOLME ROBERTS & OWEN LLP


By: /s/ Garth B. Jensen
   ----------------------------
    Garth B. Jensen, Partner